Exhibit 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Reports 2006 First Quarter Results;
A Good Start to the 2006 Year

Oak Brook, IL - April 25, 2006 - RC2 Corporation (NASDAQ:RCRC), today announced its results for the first quarter ended March 31, 2006. First quarter net sales increased 7.3% to $103.5 million compared with $96.5 million for the first quarter a year ago. Net sales for the first quarter of 2006 excluding approximately $0.1 million in net sales of discontinued products increased by 8.5% as compared with net sales for the first quarter of 2005 excluding approximately $1.2 million in net sales from sold and discontinued product lines. Net income was $7.5 million or $0.35 per diluted share in the 2006 first quarter as compared with $7.8 million or $0.37 per diluted share in the year ago first quarter. The results for the first quarter of 2006 include approximately $1.0 million in compensation expense for stock options which negatively impacted diluted earnings per share by $0.03. There was no compensation expense for stock options recorded in the first quarter of 2005.

The net sales increase was primarily attributable to the growth in the children’s toys and infant products categories. (Refer to the attached supplemental sales reporting schedule.) The children’s toys category showed a 27% increase primarily driven by the Bob the Builder, Thomas & Friends and John Deere ride-on and toy vehicle product lines. The infant products category experienced a 16% increase primarily driven by our new feeding products, including the Soothie infant bottle feeding system and the new licensed Take & Toss® toddler self feeding system. As expected, the collectible products category continued to decline.

The 2006 first quarter gross margin decreased to 46.5% as compared with 50.9% in the prior year first quarter. The gross margin decline was primarily due to a less favorable product sales and channel mix, higher input costs and increased sales promotions. Selling, general and administrative expenses as a percentage of net sales decreased to 33.9% in the 2006 first quarter as compared with 36.9% in the 2005 first quarter. This decrease is due to operating leverage gained from increased volume as well as the realization of integration cost savings quarter over quarter. Selling, general and administrative expenses for the 2006 first quarter include approximately $1.0 million in compensation expense for stock options. Operating income decreased to $12.7 million from $13.5 million in the year ago period, and as a percentage of net sales, decreased to 12.3% of net sales from 14.0% in the prior year first quarter, primarily as a result of the inclusion of stock option expense in the first quarter of 2006.

Cash and Debt
The Company has continued to generate strong cash flow and reduced its debt by nearly $20 million during the quarter. On March 31, 2006, the Company’s outstanding debt balance was $63.0 million compared with $82.6 million on December 31, 2005 and its cash balances at March 31, 2006 exceeded $14 million.

Commentary
Curt Stoelting, CEO of RC2 commented, “RC2 is off to a good start in 2006. We continue to drive strong organic growth in our children’s toys and infant products categories. We expect continued growth in these categories as we introduce new products and expand distribution throughout 2006. We continue to experience negative trends in our collectibles products category. We expect these trends to improve later in the year as we release new products and initiate new sales programs in our OEM dealer channel.

“Our gross margins in the year ago first quarter were very strong. In the current year quarter, the decline in gross margin is due to a shift in sales mix which is more heavily weighted to infant products and children’s toys distributed to chain retailers. With a number of new product launches and a late Easter this year, we increased the number of first quarter sales promotions compared with the prior year first quarter. Increased input costs also contributed to the decline in gross margins during the quarter. The majority of our planned 2006 price increases will begin taking effect in the second and third quarters. As we look forward, we remain concerned about the increased costs of oil-based resins, zinc and transportation and their overall impact on our input costs and on future consumer spending.

“Despite the current challenges, we remain confident in our strategy and business model which produces meaningful earnings and cash flow even in our lowest volume quarter and allows us to continue to introduce new products tied to consumer insights. These new products coupled with our existing sustainable branded products should again drive growth in 2006 and 2007.”

Stoelting concluded, “In the first quarter, we generated strong cash flow and paid down our debt by nearly $20 million. As of the end of the quarter, our leverage ratio, net of cash, is less than 0.5 times. Accordingly, our balance sheet is strong and we have the financial flexibility to continue to expand our business.”

Financial Outlook
The 2006 outlook remains the same as the outlook detailed in the 2005 fourth quarter and year-end release issued on February 14, 2006. Net sales for 2005 excluding sold and discontinued product lines totaled $499.7 million. From this base level of 2005 net sales, the Company expects continued sales growth in 2006. Overall sales increases are dependent on a number of factors including continued success and expansion of existing product lines, successful introductions of new products and product lines and renewal of key licenses. Other key factors include seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

Based on current sales and margin estimates, the Company currently expects that full year 2006 diluted earnings per share will range from $2.60 to $2.70. This amount includes an estimated $0.13 per diluted share impact of expensing stock options under SFAS 123 (R) which took effect January 1, 2006. Pro forma compensation expense for the year ended December 31, 2005 under SFAS 123 (R) would have been approximately $2.1 million, net of tax benefit, or approximately $0.10 per diluted share, which would have resulted in diluted earnings per share of $2.37 for 2005.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, April 25, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages. RC2’s infant and preschool products are marketed under its Learning Curve® family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street. RC2 markets its collectible and hobby products under a portfolio of brands including Johnny Lightning®, Racing Champions®, Ertl®, Ertl Collectibles®, AMT®, Press Pass®, JoyRide® and JoyRide Studios®. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Table to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)

Net sales	$103,509	$96,489
Cost of sales (1)	55,393	47,367
Gross profit	48,116	49,122
Selling, general and administrative expenses (1)	35,076	35,561
Amortization	315	94
Operating income	12,725	13,467
Interest expense, net	1,015	1,321
Other income	(157)	(85)
Income before income taxes	11,867	12,231
Income tax expense	4,377	4,403
Net income	$7,490	$7,828

(1) Depreciation expense was approximately $3.5 million and $3.4 million for the quarters ended March 31, 2006 and 2005, respectively

EPS:
Net income per share
Basic	$0.36	$0.38
Diluted	$0.35	$0.37
Weighted average shares outstanding
Basic	20,750	20,496
Diluted	21,262	21,433

	Selected Consolidated Balance Sheet Data
	March 31, 2006	December 31, 2005	March 31, 2005
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$14,226	$25,262	$15,366
Trade accounts receivable, net	84,822	113,066	78,610
Inventory	77,342	71,260	57,903
Accounts payable and accrued expenses	64,939	87,322	57,879
Borrowings outstanding on lines of credit	3,592	17,959	32,000
Borrowings outstanding on term loan	59,375	64,688	77,500
Stockholders' equity	$409,463	$398,951	$354,777

General Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
	Three months ended March 31, 2006	Three months ended March 31, 2005
Net sales by Category:
Infant products	$43,790	$37,797
Children’s toys	43,105	33,980
Collectible products	16,614	24,712
Net sales	$103,509	$96,489

Net sales by Channel:
Chain retailers	$72,549	$60,145
Specialty and hobby wholesalers and retailers	24,214	26,719
OEM dealers	4,142	6,372
Corporate promotional	2,286	2,547
Direct to consumers	318	706
Net sales	$103,509	$96,489